Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY ANNOUNCES APPOINTMENT OF PETER MATT AS PRESIDENT

Irving, TX – February 16, 2023 – The Board of Directors of Commercial Metals Company (NYSE: CMC) (“CMC” or the “Company”) today announced that, as part of the Company’s succession plan, the Board has appointed Peter R. Matt as President, effective as of April 1, 2023, succeeding Barbara R. Smith who will remain Chairman and Chief Executive Officer of the Company. Mr. Matt will continue to serve on the Board of Directors of the Company, which he joined in June 2020.

Barbara R. Smith, the Company’s Chairman, President and Chief Executive Officer, stated, “We have every confidence in Peter as he takes on the role and responsibilities of President, and his appointment is part of the Company’s succession plan. Peter brings a wealth of financial, strategic and executive managerial experience, and his leadership has been excellent during his tenure on the Board of Directors. I am pleased to transition the role of President of the Company to Peter. He is a proven leader, and this role shows that Peter has earned the full confidence of the Board and management.”

Mr. Matt is a seasoned global business leader with significant experience across a range of manufacturing companies in metals and metals-related industries. Since January 2017, Mr. Matt has served as Executive Vice President and Chief Financial Officer of Constellium SE, a leading global aluminum fabrication company. Prior to joining Constellium, Mr. Matt served as a Managing Partner for Tumpline Capital, LLC from 2015 to 2016. From 1985 to 2015, he held various leadership positions with Credit Suisse.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland. Through its Tensar operations, CMC is a leading global provider of innovative ground and soil stabilization solutions selling into more than 80 national markets through two major product lines: Tensar® geogrids and Geopier® foundation systems.

Media Contact:

Susan Gerber

(214) 689-4300